(EPS)
COLUMBUS McKINNON CORPORATION
COMPUTATION OF EARNINGS PER SHARE
Exhibit 11.1

                                   Three Months Ended        Six Months Ended
                               ------------------------------------------------
                                 28-Sep-97   29-Sep-96    28-Sep-97   29-Sep-96
                                ------------------------------------------------

Primary:
Weighted average common
    shares outstanding          13,352,198  13,236,000   13,340,038   13,218,000
Common Stock Equivalents
    (stock options)                 41,310           0       41,310            0
                                ________________________________________________
 Total                          13,393,508  13,236,000   13,381,348   13,218,000
                                ================================================
Net income applicable to
         common shareholders    $5,630,000  $5,211,000  $10,061,000  $10,243,000
Net income per
         common share                 0.42        0.42         0.75         0.77





Fully Diluted:
Weighted average common
    shares outstanding          13,352,198  13,236,000   13,218,000   13,218,000
Common Stock Equivalents
    (stock options)                 42,105           0       42,105            0
                                ________________________________________________
 Total                          13,394,303  13,236,000   13,382,143   13,218,000
                                ================================================

Net income applicable to
         common shareholders    $5,630,000  $5,211,000  $10,061,000  $10,243,000
Net income per
         common share                 0.42        0.42         0.75         0.77